Exhibit 99.1

FOR IMMEDIATE RELEASE                       Contact: Anthony Navitsky
JANUARY 25, 1999                                    312.906.9700


        FALCON BUILDING PRODUCTS ACQUIRES THE PENN VENTILATION COMPANIES
               ADDS LEADING FAN MANUFACTURER TO GROWING PORTFOLIO

Chicago, IL. . . . Officials at Falcon Building Products, Inc. announced today that its Hart & Cooley, Inc. subsidiary has completed the acquisition of the assets and business of The Penn Ventilation Companies, Inc., headquartered in Philadelphia, Pennsylvania.

Founded in 1928, Penn Ventilation is a leader in air moving and control equipment for commercial and industrial applications. The company's extensive product line includes centrifugal and axial fans, gravity ventilators, dampers and louvers marketed under the Penn, Barry Blower and Supreme labels.

Hart Cooley, Inc. is a leading manufacturer of heating, ventilation and air conditioning (HVAC) products located in Holland, Michigan. The acquisition is a strategic addition to the Hart & Cooley, Inc. family of products, broadening the company's presence in key commercial HVAC markets.

"The Penn acquisition is consistent with our strategic objective to add quality business with complementary product lines and distribution channels to our existing business," said William K. Hall, Chairman and CEO of Falcon. "Penn Ventilation will significantly enhance Hart & Cooley's growth in commercial and industrial ventilation markets."

Penn Ventilation has manufacturing plants in Tabor City, North Carolina; Junction City, Kentucky; Fridley, Minnesota; and Banning, California with additional distribution facilities in Reno, Nevada and Farnham, Quebec, Canada.
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In addition to Hart & Cooley, Inc., Falcon Building Products owns Devilbiss Air
Power Company, a leading manufacturer of air compressors, pressure washers, electric generators and air-powered hand tools headquartered in Jackson, Tennessee; and the Columbus, Ohio-based

                                     (more)
Mansfield Plumbing Products, Inc., manufacturer of high quality plumbing fixtures for the residential construction and remodeling markets. Privately-held Falcon Building Products, with annual sales exceeding $800MM, is headquartered in Chicago, Illinois.


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